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Exhibit 23.2  Consent of Hansen, Jergenson, Nergaard & Co., LLP

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporated references to our firm under the captions "Item 6 -- Selected Financial Data" and "Item 9 -- Changes in and Disagreements With Accountants on Accounting and Financial Disclosure" in this Annual Report on Form 10-K.



/s/ Hansen, Jergenson, Nergaard & Co. LLP

Minneapolis, Minnesota
July 16, 1999